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                                                                   Exhibit 99.1

                            JAG Media Holdings, Inc.

For Immediate Release:
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Contacts:
---------
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
 (888) 828-4174
steve@jagnotes.com
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                       JAG Media Holdings, Inc. Announces
                       Adoption of "Custody Only" Trading

Boca Raton, FL, January 24, 2003 - JAG Media Holdings, Inc. (OTCBB: JGMHA) JAG Media Holdings, Inc. announced today that it has adopted "custody only" trading of its stock to insure that purchasers of the Company's shares are bona fide stockholders of the Company.

The Company has notified the Depository Trust Company (DTC) this morning and its transfer agent of the adoption of "custody only" trading. Under "custody only" trading, shares of the Company's stock will only be issued in the name of beneficial owners in physical certificate form.

The directors of the Company took note that in excess of 19,000,000 shares had already voted in favor of the "custody only" trading proposal in the Company's proxy statement dated January 3, 2003 with less than 110,000 shares voting against the proposal. Accordingly, more than 99% of the votes cast to date on this matter are in favor of "custody only" trading. In light of the virtual total support for this proposal among stockholders and its own analysis, the Board of Directors has determined that it is in the best interests of the stockholders to implement "custody only" trading as soon as possible.

About JAG Media Holdings, Inc.
------------------------------

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.





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Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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